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LBB & ASSOCIATES LTD., LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sun River Energy, Inc.

We consent to incorporation by reference in this Registration Statement of Sun River Energy, Inc., on Form S-8 to be filed with the Commission on or about October 7, 2011 of our Report of Independent Registered Public Accounting Firm dated June 15, 2011 covering the consolidated balance sheets of Sun River Energy, Inc. as of April 30, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
October 7, 2011

10260 WESTHEIMER ROAD, SUITE 310 • HOUSTON, TEXAS 77042 • TEL: (713) 877-9944 • FAX: (713) 456-2408